EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Host Hotels & Resorts, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-78091, 333-98207, 333-155689, 333-155690, 333-144195, 333-150159 and 333-117229) on Form S-3 and (Nos. 333-75055, 333-28683, 333-75057, 333-75059, 033-66622 and 333-161488) on Form S-8 of Host Hotels & Resorts, Inc. of our report dated February 27, 2009, except as to Notes 2, 4, 5, 10, 12 and 16, which are as of November 6, 2009, and Notes 1 and 13 which are as of August 5, 2009, with respect to the consolidated balance sheets of Host Hotels & Resorts, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2008 and the related financial statement schedule of real estate and accumulated depreciation, which report appears in the current report on Form 8-K of Host Hotels & Resorts, Inc. dated November 6, 2009.

Our report with respect to the consolidated financial statements and schedule of real estate and accumulated depreciation makes reference to the Company retrospectively applying certain adjustments upon the adoption of accounting standards related to non-controlling interests and exchangeable senior debentures and changing its method of accounting for contingencies related to income taxes in 2007.

/s/ KPMG LLP

McLean, Virginia

November 6, 2009

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